Exhibit 10.7

ALTIMMUNE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of Altimmune, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries.  In furtherance of the purpose stated above, effective as of January 1, 2022 (the “Effective Date”), all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Retainer for Board Membership:  $40,000 for general availability and participation in meetings and conference calls of the Board of Directors of the Company (the “Board”). An additional $30,000 for service as non-executive Chairperson of the Board.

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000
Audit Committee member:	$9,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$6,000
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director.  Cash retainers owing to non-employee directors shall be annualized, meaning that with respect to non-employee directors who join or resign from the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

All grants of equity retainer awards to non-employee directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)Value.  For purposes of this policy, “Value” means with respect to any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718.

(b)Initial Equity Grants: One-time equity grants to each new non-employee director upon his/her election to the Board after the Effective Date of (i) an option to purchase shares of Common Stock equal to two times (2X) the annual equity grant an exercise price per share equal to the closing price of a share of Common Stock on the date of grant and a term of ten years.  Such initial option grant shall vest in equal monthly installments during the 36 months following the date upon which the director is first elected to the Board subject to the director’s continued service on the Board through each applicable vesting date unless the Board determines that the circumstances warrant continuation of vesting.

(c)On the date of each Annual Meeting of Stockholders:  Annual equity grants to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders consisting of an option to purchase a number of shares of Common Stock equal to the 62 1/2 percentile of the Company’s peer group based on percentage ownership, with an exercise price per share equal to the closing price of a share of Common Stock on the date of grant and a term of ten years.  Such annual option grant shall vest 1/12th on each month following the grant date on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the applicable month) for 11 months and the remaining 1/12th on the earlier of (A) the one-year anniversary of the grant date or (B) the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board through each applicable vesting date unless the Board determines that the circumstances warrant continuation of vesting.  If a new non-employee director joins our Board on a date other than the date of the Company’s annual meeting of stockholders, then on the first annual meeting of stockholders following such non-employee director’s appointment to our Board such non-employee director will be granted a pro-rata portion of the annual equity grant based on the number of calendar days served by such director between such non-employee director’s appointment and the first annual meeting of stockholders following such appointment.

(d)Annual Limit: In no event shall the aggregate Value of equity awards granted in any calendar year exceed the 75th percentile of director equity compensation for the Company’s then current peer group based on value.  The Company’s peer group for purposes of this policy shall be based upon the recommendations of the Company’s compensation consultant.

(e)Change of Control Acceleration.  Upon the consummation of a Change of Control (as defined in the Company’s 2017 Omnibus Incentive Plan, as may be amended, restated or otherwise modified from time to time), the vesting of all outstanding equity awards granted to each non-employee director shall accelerate in full.

(f)General.  All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

ADOPTED: September 2022